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--------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                Washington, D.C. 20549
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/ / Check this box if no                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    longer subject to
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    continue.  See                       Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person(1)   2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person
                                                e-Net Financial.Com Corporation (ENNT)          to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
    Gadawski      Kevin                                                                        ----                 ----
---------------------------------------------------------------------------------------------    X  Officer (Give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification      4. Statement for    ----          Title  ---- (Specify
                                                Number of Reporting           Month/Year                     Below)       Below
                                                 Person, if an Entity                           Interim Chief Financial Officer
    320  Bristol St  Ste 710                     (Voluntary)                  08/00            ----------------------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check applicable Line)
                                                                           Date of Original    X Form Filed By One Reporting Person
                                                                           (Month/Year)       ---
                                                                                              ___Form Filed By More Than One
    Costa Mesa     Ca               92626                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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  Common Stock                     8/4/00                      16,500      A       1.003                         D
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  Common Stock                     8/16/00                      5,000      D        .875                         D
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  Common Stock                     8/22/00                      6,500      D        .937                         D
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                                                                                               15,000
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                            TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)

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See Below #1
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See Below #2
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:

#1 Individual may defer up to 1/3 of his wages per quarter

#2 The Company has a Stock Compensation Plan, pursuant to that, the Plan Administrators may evaluate individual and grant a bonus of up to 35% of his annual wages


                                                                                          /s/ Kevin Gadawski              9/6/00


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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